Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 – USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

March 16, 2006

UFPT ANNOUNCES 2005 RESULTS

Georgetown, Mass. (March 16, 2006). UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported a net profit of $659,000, or $0.13 per diluted common share outstanding for its fiscal year ended December 31, 2005. This compares to a 2004 net profit of $871,000, or $0.17 per diluted share outstanding. Sales for the fiscal year ended December 31, 2005 increased 22.4% to $84.0 million, from $68.6 million in 2004. For its fourth quarter ended December 31, 2005, the Company reported a net profit of $408,000 or $0.08 per diluted common share outstanding, compared to a net profit of $411,000, or $0.08 in the same 2004 period. Fourth quarter 2005 sales increased 27.5% to $23.2 million in 2005, from $18.2 million in 2004.

“We are pleased with our progress in the fourth quarter,” said R. Jeffrey Bailly, President and CEO. “Strong sales growth, coupled with continuous improvement in our newly launched automotive programs, enabled us to finish the year strongly. The year included double digit sales growth in five of our six target markets. With an exciting blend of booked programs and a healthy pipeline of new opportunities, we are poised for solid growth on both the top and bottom lines in 2006.”

“Also, with a new bank line in place, we are rejuvenating our acquisition efforts,” Bailly added. “Initially, we will focus on target markets within our core business where we believe the growth opportunities are greatest, and fold-in acquisitions where a local competitor can be joined with one of our existing facilities to generate substantial synergies.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastic products. The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies. The Company primarily serves the electronics, medical, military, automotive, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the rejuvenation of the Company’s acquisition efforts and expected improved top and bottom line results in 2006 from the Company’s investments, booked programs, and pipeline of new opportunities. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for its products that previously had been accepted, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of such acquisitions, evolving customer requirements, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, difficulties associated with the roll out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

UFP TECHNOLOGIES, INC.	Q4 2005 earnings

Consolidated Condensed Statements of Income

($ in thousands, except Per Share data)

	Three Months Ended		Twelve Months Ended
	(unaudited)		(audited)
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Net sales	$23,203	$18,205	$83,962	$68,624
Cost of sales	19,439	14,355	69,361	54,653
Gross profit	3,764	3,850	14,601	13,971
SG&A	2,939	3,017	12,431	12,107
Restructuring charge	—	—	—	(280)
Operating income	825	833	2,170	2,144
Interest expense, other income & expenses	363	213	1,303	784
Income before income taxes	462	620	867	1,360
Income taxes	54	209	208	489
Net income	$408	$411	$659	$871
Weighted average shares outstanding	4,824	4,653	4,798	4,617
Weighted average diluted shares outstanding	5,185	5,113	5,261	4,995

Per Share Data
Net income per share outstanding	$0.08	$0.09	$0.14	$0.19
Net income per diluted share outstanding	$0.08	$0.08	$0.13	$0.17

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Dec-05	31-Dec-04
Assets:
Current assets	$23,580	$18,565
Net property, plant, and equipment	10,973	11,384
Other assets	9,447	9,683
Total assets	$44,000	$39,632
Liabilities and stockholders’ equity:
Current liabilities	$20,260	$17,134
Long-term debt	7,650	7,497
Other liabilities	1,329	1,214
Total liabilities	$29,239	$25,845
Total stockholders’ equity	14,761	13,787
Total liabilities and stockholders’ equity	$44,000	$39,632